AMSCAN HOLDINGS, INC.



                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-45457



Supplement No. 6 to Prospectus dated October 2, 2003 as supplemented by:
Supplement No. 1 dated October 3, 2003,
Supplement No. 2 dated October 3, 2003,
Supplement No. 3 dated November 14, 2003,
Supplement No. 4 dated March 29, 2004,
and Supplement No. 5 dated March 31, 2004


The date of this Supplement No.6 is April 14, 2004.

On April 2, 2004, Amscan Holdings, Inc. (the "Company") filed the the attached Current Report on Form 8-K dated April 2, 2004. On April 14, 2004, the Company filed the attached Current Report on Form 8-K dated April 14, 2004.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): April 2, 2004


                              AMSCAN HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)


                                    Delaware
                (State or other jurisdiction of incorporation)


               000-21827                               13-3911462
         (Commission File No.)              (IRS Employer Identification No.)

                               80 Grasslands Road
                            Elmsford, New York 10523
          (Address of principal executive offices, including ZIP code)



                                (914) 345-2020
                        (Registrant's telephone number,
                              including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

 On April 2, 2004, Amscan Holdings, Inc. ("Amscan") issued the press release attached hereto as Exhibit 99.1


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (c) EXHIBITS.


          99.1 Press Release, dated as of April 2, 2004, issued by Amscan Holdings, Inc.

                                    SIGNATURE
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  April 2, 2004

                                    AMSCAN HOLDINGS, INC.



                                    By:    /s/ Michael A. Correale
                                           -----------------------------
                                    Name:  Michael A. Correale
                                    Title: Vice President, Chief Financial
                                           Officer

                                  EXHIBIT LIST


    EXHIBIT                       DESCRIPTION
      NO.



     99.1         Press Release, dated as of April 2, 2004, issued by
                    Amscan Holdings, Inc.

                                                                  Exhibit 99.1
FOR IMMEDIATE RELEASE:

Contact:  Amscan Holdings, Inc.
James M. Harrison
(914) 784-4014

Michael A. Correale
(914) 784-4050



AMSCAN HOLDINGS, INC. COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR
                  OUTSTANDING 9.875% SENIOR SUBORDINATED NOTES
                                    DUE 2007


ELMSFORD, NY--April 2, 2004 - Amscan Holdings, Inc. announced today that it has commenced a cash tender offer and consent solicitation for any and all of its outstanding $110,000,000 aggregate principal amount of 9.875% Senior Subordinated Notes due 2007. In conjunction with the tender offer, consents are being solicited to effect certain amendments to the indenture governing the Senior Subordinated Notes.

The offer to purchase will expire at 12:00 Midnight, New York City time, on April 29, 2004, unless extended or terminated. The solicitation of consents will expire at 5:00 p.m., New York City time, on April 15, 2004, unless extended or terminated. Holders tendering their Senior Subordinated Notes will be required to consent to certain proposed amendments to the indenture governing the Senior Subordinated Notes, which will eliminate substantially all of the affirmative and restrictive covenants, certain repurchase rights and certain events of default and related provisions contained in the indenture.

If the offer to purchase is consummated, tendering holders who validly tender and deliver consents by the offer expiration date will, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, receive the offer consideration of $1,032.92 per $1,000 of principal amount of the Senior Subordinated Notes tendered, plus all accrued and unpaid interest to, but not including, the date of payment for such Senior Subordinated Notes accepted for purchase, which would be promptly following the offer expiration date.

Amscan will also, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, make a consent payment of $2.50 per $1,000 principal amount of Senior Subordinated Notes to all holders of Senior Subordinated Notes for which consents have been validly delivered and not revoked on or prior to the consent expiration date (which will be April 15, 2004, unless extended or terminated) for a total consideration of $1,035.42, plus all accrued and unpaid interest to, but not including, the date of payment for such Senior Subordinated Notes accepted for purchase. Holders who validly tender their Senior Subordinated Notes after the consent expiration date will receive only the offer consideration but not the consent payment.

Amscan intends to finance the tender offer and consent solicitation with a portion of the debt and equity financing arranged in connection with its merger with a subsidiary of AAH Holdings Corporation, a company affiliated with Berkshire Partners LLC and Weston Presidio. The completion of this merger is one of the conditions to Amscan's obligations to accept Senior Subordinated Notes for payment pursuant to the tender offer and consent solicitation. The terms and conditions of the tender offer and consent solicitation, including Amscan's obligation to accept the Senior Subordinated Notes tendered and pay the purchase price and consent payments, are set forth in Amscan's Offer to Purchase and Consent Solicitation Statement, dated April 2, 2004. Amscan may amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitations at any time.

Amscan has engaged Goldman, Sachs & Co. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation.

Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co., Credit Liability Management Group, at (877) 686-5059 (toll free). Requests for documentation may be directed to Bondholder Communications Group, the information agent for the tender offer and consent solicitation, at
(888) 385-2663 (toll free).

Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan also designs and distributes home, baby, wedding and other gift items.

Berkshire Partners has invested in mid-sized private companies for the past twenty years through six investment funds with aggregate capital commitments of approximately $3.5 billion. The firm's investment strategy is to seek companies that have strong growth prospects and to partner with talented management teams who are interested in being owners of the companies they operate. Berkshire has developed specific industry experience in several areas including consumer products, industrial manufacturing, transportation, communications, business services, and retailing and related services. Over the past decade, Berkshire has been an investor in over 75 operating companies with more than $11.0 billion of acquisition value and combined revenues in excess of $14.0 billion. Additional information may be found at www.berkshirepartners.com.

Weston Presidio, founded in 1991, is a private equity firm with over $2.3 billion under management. With offices in Boston, San Francisco, and Menlo Park, Weston Presidio has worked side by side with world-class management teams throughout North America and Europe. Weston Presidio has a multi-industry investment strategy that has allowed the firm to partner with over 200 portfolio companies in a variety of industries including consumer products and retail, manufacturing and industrial, media, service, and technology. Representative investments include Associated Materials, JetBlue Airways, Restoration Hardware, Hunter Fan, Fender Musical Instruments, and Nebraska Books. For more information, visit www.westonpresidio.com.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement, dated April 2, 2004.

Any statements released by Amscan that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "intends," "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements. There is no assurance that the offer to purchase will be consummated.

Additional information concerning potential factors that could affect Amscan's financial condition and results of operations is included in the filings of the company with the Securities and Exchange Commission, including but not limited to, its 10-K for the fiscal year ended December 31, 2003 and 8-K filed March 29, 2004.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 14, 2004


                              AMSCAN HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


           000-21827                                      13-3911462
      (Commission File No.)                    (IRS Employer Identification No.)

                               80 Grasslands Road
                            Elmsford, New York 10523
          (Address of principal executive offices, including ZIP code)



                                 (914) 345-2020 (Registrant's telephone number,
              including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

                  On April 14, 2004, Amscan Holdings, Inc. issued the press release attached hereto as Exhibit 99.1.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c) EXHIBITS.

                  99.1 Press Release, dated as of April 14, 2004, issued by Amscan Holdings, Inc.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  April 14, 2004

                                     AMSCAN HOLDINGS, INC.



                                     By:     /s/ Michael A. Correale
                                             -----------------------------------
                                     Name:   Michael A. Correale
                                     Title:  Vice President, Chief Financial
                                             Officer

                                  EXHIBIT LIST


     Exhibit                      Description
       No.                        -----------
       ---

      99.1 Press Release, dated as of April 14, 2004, issued by Amscan Holdings, Inc.

                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Amscan Holdings, Inc.
James M. Harrison
(914) 784-4014

Michael A. Correale
(914) 784-4050

AMSCAN HOLDINGS, INC. ANNOUNCES EXPECTED OFFERING OF DEBT SECURITIES



ELMSFORD, NY - April 14, 2004 - Amscan Holdings, Inc. ("Amscan" or "the Company") today announced that it expects to commence an offering under Rule 144A and Regulation S of $175 million principal amount of senior subordinated notes due 2014. The senior subordinated notes would be general unsecured obligations of the Company and would be subordinated to all existing and future senior debt of the Company.

The net proceeds of the offering, together with amounts borrowed under a new senior secured credit facility and the proceeds of a cash equity investment by affiliates of Berkshire Partners LLC and Weston Presidio, are intended to be used to finance the Company's previously announced merger with affiliates of Berkshire Partners LLC and Weston Presidio, the Company's previously announced tender offer to purchase its existing 9.875% senior subordinated notes due 2007, the repayment of other existing indebtedness of the Company, and the payment of related fees and expenses. This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any of the existing senior subordinated notes. The simultaneous completion of the merger is one of the conditions to the offering. Subject to acceptable market and interest rate conditions, the Company anticipates completing the offering this month.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The Company is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan also designs and distributes home, baby, wedding and other gift items.

Any statements released by Amscan that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "intends," "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements. There is no assurance that the debt offer will be consummated.